Via Facsimile and U.S. Mail
Mail Stop 6010


December 9, 2005


Mr. Peter Chambre
Chief Executive Officer
Cambridge Antibody Technology Group PLC
Milstein Building - Franta Park
Cambridge CB1 6GH
UNITED KINGDOM


Re:	Cambridge Antibody Technology Group PLC
	Form 20-F for the Fiscal Year Ended September 30, 2004
	Filed December 16, 2004
	File No. 000-31116


Dear Mr. Chambre:

	We have completed our review of your Form 20-F and have no further comment at this time.

								Sincerely,



Jim Atkinson
Accounting Branch Chief